MASTER TAX EXEMPT TRUST

FILE # 811-21301

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
8/5/2005	Michigan Municipal Bond Authority 4% 8/18/2006	35,000,000	537,125,000

Bear, Stearns & Co

UBS Financial Services

ABN Amro Financial

Comerica Securities

Lehman Brothers

Loop Capital Markets

Merrill Lynch

Morgan Stanley

NatCity Investments

Ramirez & Co

Fifth Third Securities

Oppenheimer & Co